Exhibit 99(a)(ii)

THE GABELLI GLOBAL SMALL AND MID CAP VALUE TRUST

STATEMENT OF PREFERENCES

OF

5.450% SERIES A CUMULATIVE PREFERRED SHARES

The Gabelli Global Small and Mid Cap Value Trust, a Delaware statutory trust (the “Trust”), hereby certifies that:

FIRST: The Board of Trustees of the Trust (the “Board of Trustees”), at a meeting duly convened and held on February 24, 2016, pursuant to authority expressly vested in it by Article V of the Declaration of Trust of the Trust, adopted resolutions classifying an unlimited amount of shares as authorized but unissued preferred shares of the Trust, par value $0.001 per share, and authorized the designation, issuance and sale of up to 1,480,000 of such preferred shares at such times, in such amounts and on such terms and conditions as the Pricing Committee should determine.

SECOND: The Pricing Committee, at a meeting duly convened and held on May 5, 2016, pursuant to the authority granted it by the Board of Trustees, approved the designation and issuance by the Trust of up to 1,200,000 shares of 5.450% Series A Cumulative Preferred Shares, par value $0.001 per share.

THIRD: The preferences, rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications, and terms and conditions of redemption of the Trust’s 5.450% Series A Cumulative Preferred Shares, par value $0.001 per share, as set by the Pricing Committee, are as follows:

DESIGNATION

5.450% Series A Cumulative Preferred Shares: A series of 1,200,000 preferred shares, par value $0.001 per share, liquidation preference $25.00 per share, is hereby designated “5.450% Series A Cumulative Preferred Shares” (the “Series A Preferred Shares”). Each Series A Preferred Share may be issued on a date to be determined by the Board of Trustees (or the Pricing Committee of the Board of Trustees); shall have an initial dividend rate stated as a rate per annum, an initial Dividend Period and an initial Dividend Payment Date as shall be determined in advance of the issuance thereof by the Board of Trustees (or the Pricing Committee of the Board of Trustees) and as are set forth in this Statement of Preferences; and shall have such other preferences, rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law or set forth in the Governing Documents applicable to Preferred Shares of the Trust, as are set forth in this Statement of Preferences. The Series A Preferred Shares shall constitute a separate series of Preferred Shares.

PART I

DEFINITIONS

Unless the context or use indicates another or different meaning or intent, each of the following terms when used in this Statement of Preferences shall have the meaning ascribed to it below, whether such term is used in the singular or plural and regardless of tense or gender:

“1940 Act” means the Investment Company Act of 1940, as amended, or any successor statute.

“Adjusted Value” of each Rating Agency Eligible Asset shall be computed as follows:

(a) cash shall be valued at 100% of the face value thereof; and

(b) all other Rating Agency Eligible Assets shall be valued at the Discounted Value thereof; and

(c) each asset that is not a Rating Agency Eligible Asset shall be valued at zero.

“Administrator” means the other party to the Administration Agreement with the Trust, which shall initially be Gabelli Funds, LLC, a New York limited liability company, and will include, as appropriate, any sub-administrator appointed by the Administrator.

“Adviser” means Gabelli Funds, LLC, a New York limited liability company, or such other person as shall be serving as the investment adviser of the Trust.

“Annual Valuation Date” means the Valuation Date each calendar year so designated by the Trust, commencing in the calendar year 2016.

“Asset Coverage” means asset coverage, as determined in accordance with Section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Trust which are stock, including all Outstanding Series A Preferred Shares (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of declaring dividends on its common stock), determined on the basis of values calculated as of a time within 48 hours (not including Saturdays, Sundays or holidays) next preceding the time of such determination.

“Basic Maintenance Amount” has the meaning set forth in the Moody’s Guidelines or, if any Other Rating Agency is rating the Series A Preferred Shares at the Trust’s request, the meaning set forth in the guidelines of the Other Rating Agency, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Basic Maintenance Amount Cure Date” means, with respect to the Series A Preferred Shares, 10 Business Days following a Valuation Date, such date being the last day upon which the Trust’s failure to comply with paragraph 6(a)(ii)(A) of Part II hereof could be cured, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Basic Maintenance Report” or “Report” means, with respect to the Series A Preferred Shares, a report prepared by the Administrator (if requested by the Rating Agency or any Other Rating Agency) which sets forth, as of the related Valuation Date, Rating Agency Eligible Assets sufficient to meet or exceed the Basic Maintenance Amount, the Market Value and Discounted Value thereof (seriatim and in the aggregate), and the Basic Maintenance Amount, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Board of Trustees” means the Board of Trustees of the Trust or any duly authorized committee thereof as permitted by applicable law.

“Business Day” means a day on which the New York Stock Exchange is open for trading and that is neither a Saturday, Sunday nor any other day on which banks in the city of New York, New York are authorized or obligated by law to close.

“By-Laws” means the By-Laws of the Trust, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means the common shares of beneficial interest, par value $0.001 per share, of the Trust.

“Cure Date” shall have the meaning set forth in paragraph 4(a) of Part II hereof.

“Date of Original Issue” means, with respect to the Series A Preferred Shares, May 10, 2016, and for the purposes of this Statement of Preferences shall mean with respect to any other class or series of Preferred Shares the date upon which shares of such class or series are first issued.

“Declaration of Trust” means the Declaration of Trust of the Trust, as amended and supplemented or restated from time to time (including by this Statement of Preferences or by way of any other supplement or Statement of Preferences authorizing or creating a class or series of a class of shares of beneficial interest in the Trust).

“Deposit Assets” means cash, Short-Term Money Market Instruments and U.S. Government Obligations. Except for determining whether the Trust has Rating Agency Eligible Assets with an Adjusted Value equal to or greater than the Basic Maintenance Amount, each Deposit Asset shall be deemed to have a value equal to its principal or face amount payable at maturity plus any interest payable thereon after delivery of such Deposit Asset but only if payable on or prior to the applicable payment date in advance of which the relevant deposit is made.

“Discounted Value” means, as applicable, (a) the quotient of the Market Value of a Rating Agency Eligible Asset divided by the applicable Rating Agency Discount Factor or (b) such other formula for determining the discounted value of a Rating Agency Eligible Asset as may be established by the Rating Agency or applicable Other Rating Agency, provided, in either case that with respect to a Rating Agency Eligible Asset that is currently callable, Discounted Value will be equal to the applicable quotient or product as calculated above or the call price, whichever is lower, and that with respect to a Rating Agency Eligible Asset that is prepayable, Discounted Value will be equal to the applicable quotient or product as calculated above or the par value, whichever is lower.

“Dividend-Disbursing Agent” means, with respect to the Series A Preferred Shares, Computershare Trust Company, N.A. and its successors or any other dividend-disbursing agent appointed by the Trust and, with respect to any other class or series of Preferred Shares, the Person appointed by the Trust as dividend-disbursing or paying agent with respect to such class or series.

“Dividend Payment Date” means with respect to the Series A Preferred Shares, any date on which dividends and distributions declared by, or under authority granted by, the Board of Trustees thereon are payable pursuant to the provisions of paragraph 2(a) of Part II of this Statement of Preferences and shall for the purposes of this Statement of Preferences have a correlative meaning with respect to any other class or series of Preferred Shares.

“Dividend Period” shall have the meaning set forth in paragraph 2(a) of Part II hereof, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Fitch” means Fitch Ratings.

“Governing Documents” means the Declaration of Trust and the By-Laws.

“Liquidation Preference” shall, with respect to the Series A Preferred Shares, have the meaning set forth in paragraph 3(a) of Part II hereof, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Market Value” means the amount determined by the Trust with respect to specific Rating Agency Eligible Assets in accordance with valuation policies adopted from time to time by the Board of Trustees as being in compliance with the requirements of the 1940 Act.

“Moody’s” means Moody’s Investors Service, Inc. and its successors at law.

“Moody’s Discount Factor” means the discount factors set forth in the Moody’s Guidelines as eligible for inclusion in calculating the Discounted Value of the Trust’s assets in connection with Moody’s ratings of Preferred Shares.

“Moody’s Eligible Assets” means the assets of the Trust set forth in the Moody’s Guidelines as eligible for inclusion in calculating the Discounted Value of the Trust’s assets in connection with Moody’s ratings of the Series A Preferred Shares.

“Moody’s Guidelines” means the guidelines provided by Moody’s, as may be amended from time to time, in connection with Moody’s ratings of the Series A Preferred Shares at the rating then assigned.

“Notice of Redemption” shall have the meaning set forth in paragraph 4(c)(i) of Part II hereof.

“Other Rating Agency” means any rating agency other than Moody’s then providing a rating for the Series A Preferred Shares at the request of the Trust, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Outside Redemption Date” means the 30th Business Day after a Cure Date.

“Outstanding” means, as of any date, Preferred Shares theretofore issued by the Trust except:

(a) any such Preferred Shares theretofore redeemed, repurchased, cancelled or otherwise reacquired by the Trust or delivered to the Trust for redemption, repurchase, cancellation or other acquisition by the Trust;

(b) any such Preferred Shares as to which a notice of redemption shall have been given and for whose payment at the redemption thereof Deposit Assets in the necessary amount are held by the Trust in trust for, or have been irrevocably deposited with the relevant disbursing agent for payment to, the holder of such share pursuant to this Statement of Preferences with respect thereto; and

(c) any such share in exchange for or in lieu of which other shares have been issued and delivered.

Notwithstanding the foregoing, for purposes of voting rights (including the determination of the number of shares required to constitute a quorum), any Preferred Shares as to which the Trust or any subsidiary of the Trust is the holder will be disregarded and deemed not Outstanding.

“Person” means and includes an individual, a partnership, the Trust, a trust, a corporation, a limited liability company, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

“Preferred Shares” means all series of the preferred shares, par value $0.001 per share, of the Trust, and includes the Series A Preferred Shares.

“Rating Agency” means Moody’s as long as such rating agency is then rating the Series A Preferred Shares at the Trust’s request, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Rating Agency Discount Factor” means the Moody’s Discount Factor as long as Moody’s is then rating the Series A Preferred Shares at the Trust’s request or the discount factor of any Other Rating Agency then rating the Series A Preferred Shares at the Trust’s request.

“Rating Agency Eligible Assets” means the Moody’s Eligible Assets as long as Moody’s is then rating the Series A Preferred Shares at the Trust’s request or the eligible assets of any Other Rating Agency then rating the Series A Preferred Shares at the Trust’s request, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Redemption Price” has the meaning set forth in paragraph 4(a) of Part II hereof, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“S&P” means Standard & Poor’s Ratings Services, or its successors at law.

“Series A Preferred Shares” means the 5.450% Series A Cumulative Preferred Shares, par value $0.001 per share, of the Trust.

“Series A Asset Coverage Cure Date” means, with respect to the failure by the Trust to maintain Asset Coverage (as required by paragraph 6(a)(i) of Part II hereof) as of the last Business Day of each March, June, September and December of each year, 60 days following such Business Day.

“Short-Term Money Market Instruments” means the following types of instruments if, on the date of purchase or other acquisition thereof by the Trust, the remaining term to maturity thereof is not in excess of 180 days or 360 days:

(i)	commercial paper rated either F-1 by Fitch or A-1 by S&P if such commercial paper matures in 30 days or P-1 by Moody’s and either F-1+ by Fitch or A-1+ by S&P if such commercial paper matures in over 30 days;

(ii)	demand or time deposits in, and banker’s acceptances and certificates of deposit of, (A) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution (provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia);

(iii)	overnight funds;

(iv)	U.S. Government Obligations and U.S. Government Securities; and

(v)	Eurodollar demand or time deposits in, or certificates of deposit of, the head office or the London branch office of a depository institution or trust company if the certificates of deposit, if any, and the long-term unsecured debt obligations (other than such obligations the ratings of which are based on the credit of a person or entity other than such depository institution or trust company) of such depository institution or trust company that have (1) credit ratings on each Valuation Date of at least P-1 from Moody’s and either F-1+ from Fitch or A-1+ from S&P, in the case of commercial paper or certificates of deposit, and (2) credit ratings on each Valuation Date of at least Aa3 from Moody’s and either AA from Fitch or AA- from S&P, in the case of long-term unsecured debt obligations; provided, however, that in the case of any such investment that matures in no more than one Business Day from the date of purchase or other acquisition by the Trust, all of the foregoing requirements shall be applicable except that the required long-term unsecured debt credit rating of such depository institution or trust company from Moody’s, Fitch and S&P shall be at least A2, A-2 and A, respectively; and provided further, however, that the foregoing credit rating requirements shall be deemed to be met with respect to a depository institution or trust company if (1) such depository institution or trust company is the principal depository institution in a holding company system, (2) the certificates of deposit, if any, of such depository institution or trust company are not rated on any Valuation Date below P-1 by Moody’s, F-1+ by Fitch or A-1+ by S&P and there is no long-term rating, and (3) the holding company shall meet all of the foregoing credit rating requirements (including the preceding proviso in the case of investments that mature in no more than one Business Day from the date of purchase or other acquisition by the Trust); and provided further, that the interest receivable by the Trust shall not be subject to any withholding or similar taxes.

“Trust” means The Gabelli Global Small and Mid Cap Value Trust, a Delaware statutory trust.

“U.S. Government Obligations” means direct obligations of the United States or obligations issued by its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

“U.S. Government Securities” mean securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds and notes.

“Valuation Date” means the last Business Day of each month.

“Voting Period” shall have the meaning set forth in paragraph 5(b) of Part II hereof.

PART II

5.450% SERIES A CUMULATIVE PREFERRED SHARES

1. Number of Shares; Ranking.

(a) The initial number of authorized shares constituting the Series A Preferred Shares to be issued is 1,200,000. No fractional Series A Preferred Shares shall be issued.

(b) Series A Preferred Shares which at any time have been redeemed or purchased by the Trust shall, after such redemption or purchase, have the status of authorized but unissued Preferred Shares.

(c) The Series A Preferred Shares shall rank on a parity with any other series of Preferred Shares as to the payment of dividends, distributions and liquidation preference to which such shares are entitled.

(d) No holder of Series A Preferred Shares shall have, solely by reason of being such a holder, any preemptive or other right to acquire, purchase or subscribe for any shares of any Preferred Shares or Common Shares or other securities of the Trust which it may hereafter issue or sell.

2. Dividends and Distributions.

(a) Holders of Series A Preferred Shares shall be entitled to receive, when, as and if declared by, or under authority granted by, the Board of Trustees, out of funds legally available therefor, cumulative cash dividends and distributions at the rate of 5.450% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months) of the Liquidation Preference on the Series A Preferred Shares and no more, payable quarterly on March 26, June 26, September 26 and December 26 in each year (each a “Dividend Payment Date”) commencing on June 26, 2016 (or, if any such day is not a Business Day, then on the next succeeding Business Day). Dividends and distributions will be payable to holders of record of Series A Preferred Shares as they appear on the share register of the Trust at the close of business on the fifth Business Day prior to the Dividend Payment Date in preference to dividends and distributions on shares of Common Shares and any other shares of the Trust ranking junior to the Series A Preferred Shares in payment of dividends and distributions. Dividends and distributions on Series A Preferred Shares shall accumulate from the date on which such shares are originally issued. Each period beginning on and including a Dividend Payment Date (or the Date of Original Issue, in the case of the first dividend period after the issuance of such shares) and ending on but excluding the next succeeding Dividend Payment Date is referred to herein as a “Dividend Period.” Dividends and distributions on account of arrears for any past Dividend Period or in connection with the redemption of Series A Preferred Shares may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date not exceeding 30 days preceding the payment date thereof as shall be fixed by the Board of Trustees.

(b) (i) No full dividends or distributions shall be declared or paid on Series A Preferred Shares for any Dividend Period or part thereof unless full cumulative dividends and distributions due through the most recent Dividend Payment Dates therefor for all series of Preferred Shares ranking on a parity with the Series A Preferred Shares as to the payment of dividends and distributions have been or contemporaneously are declared and paid through the most recent Dividend Payment Dates therefor. If full cumulative dividends and distributions due have not been paid on all Outstanding shares of such Preferred Shares, any dividends and distributions being paid on such Preferred Shares (including the Series A Preferred Shares) will be paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on each such series of Preferred Shares on the relevant Dividend Payment Date. No holders of Series A Preferred Shares shall be entitled to any dividends or distributions, whether payable in cash, property or shares, in excess of full cumulative dividends and distributions as provided in this paragraph 2(b)(i) on Series A Preferred Shares. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payments on any Series A Preferred Shares that may be in arrears.

(ii) For so long as Series A Preferred Shares are Outstanding, the Trust shall not pay any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, Common Shares or other shares, if any, ranking junior to the Series A Preferred Shares as to payment of dividends and the distribution of assets upon liquidation) in respect of the Common Shares or any other shares of the Trust ranking junior to the Series A Preferred Shares as to payment of dividends and the distribution of assets upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any shares of Common Shares or any other shares of the Trust ranking junior to the Series A Preferred Shares as to payment of dividends and the distribution of assets upon liquidation (except by conversion into or exchange for shares of the Trust ranking junior to the Series A Preferred Shares as to payment of dividends and the distribution of assets upon liquidation), unless, in each case, (A) immediately thereafter, the aggregate Adjusted Value of the Trust’s Rating Agency Eligible Assets shall equal or exceed the Basic Maintenance Amount and the Trust shall have Asset Coverage, (B) all cumulative dividends and distributions on all Series A Preferred Shares due on or prior to the date of the transaction have been declared and paid (or shall have been declared and sufficient funds for the payment thereof deposited with the Dividend-Disbursing Agent) and (C) the Trust has redeemed the full number of Series A Preferred Shares to be redeemed mandatorily pursuant to any provision contained herein for mandatory redemption.

(iii) Any dividend payment made on the Series A Preferred Shares shall first be credited against the dividends and distributions accumulated with respect to the earliest Dividend Period for which dividends and distributions have not been paid.

(c) Not later than the Business Day immediately preceding each Dividend Payment Date, the Trust shall deposit with the Dividend-Disbursing Agent Deposit Assets having an initial combined value sufficient to pay the dividends and distributions that are payable on such Dividend Payment Date, which Deposit Assets shall mature (if such assets constitute debt securities or time deposits) on or prior to such Dividend Payment Date. The Trust may direct the Dividend-Disbursing Agent with respect to the investment of any such Deposit Assets, provided that such investment consists exclusively of Deposit Assets and provided further that the proceeds of any such investment will be available at the opening of business on such Dividend Payment Date.

3. Liquidation Rights.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Trust, whether voluntary or involuntary, the holders of Series A Preferred Shares shall be entitled to receive out of the assets of the Trust available for distribution to shareholders, after satisfying claims of creditors but before any distribution or payment shall be made in respect of the Common Shares or any other shares of the Trust ranking junior to the Series A Preferred Shares as to liquidation payments, a liquidation distribution in the amount of $25.00 per share (the “Liquidation Preference”), plus an amount equal to all unpaid dividends and distributions accumulated to and including the date fixed for such distribution or payment (whether or not earned or declared by the Trust, but excluding interest thereon), and such holders shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up of the Trust.

(b) If, upon any liquidation, dissolution or winding up of the affairs of the Trust, whether voluntary or involuntary, the assets of the Trust available for distribution among the holders of all Outstanding Series A Preferred Shares, and any other Outstanding shares of a class or series of Preferred Shares ranking on a parity with the Series A Preferred Shares as to payment upon liquidation, shall be insufficient to permit the payment in full to such holders of Series A Preferred Shares of the Liquidation Preference plus accumulated and unpaid dividends and distributions and the amounts due upon liquidation with respect to such other series of Preferred Shares, then such available assets shall be distributed among the holders of

Series A Preferred Shares and such other series of Preferred Shares ratably in proportion to the respective preferential liquidation amounts to which they are entitled. Unless and until the Liquidation Preference plus accumulated and unpaid dividends and distributions has been paid in full to the holders of Series A Preferred Shares, no dividends or distributions will be made to holders of the Common Shares or any other shares of the Trust ranking junior to the Series A Preferred Shares as to liquidation.

4. Redemption.

Shares of the Series A Preferred Shares shall be redeemed by the Trust as provided below:

(a) Mandatory Redemptions.

If the Trust is required to redeem any Preferred Shares (which may include Series A Preferred Shares) pursuant to paragraphs 6(b) or 6(c) of Part II hereof or pursuant to the Declaration of Trust, then the Trust shall, to the extent permitted by the 1940 Act and Delaware law, by the close of business on such Series A Asset Coverage Cure Date or Basic Maintenance Amount Cure Date (herein collectively referred to as a “Cure Date”), as the case may be, fix a redemption date that is on or before the Outside Redemption Date and proceed to redeem shares as set forth in paragraph 4(c) hereof; provided, however, that the Trust may fix a redemption date that is after the Outside Redemption Date if the Board of Trustees determines in good faith that extraordinary market conditions exist as a result of which disposal by the Trust of securities owned by it is not reasonably practicable, or is not reasonably practicable at fair value. On such redemption date, the Trust shall redeem, out of funds legally available therefor, (i) the number of Preferred Shares, which, to the extent permitted by the 1940 Act and Delaware law, at the option of the Trust may include any proportion of Series A Preferred Shares or any other series of Preferred Shares, equal to the minimum number of shares the redemption of which, if such redemption had occurred immediately prior to the opening of business on such Cure Date, would have resulted in the Trust having Asset Coverage or an Adjusted Value of its Rating Agency Eligible Assets equal to or greater than the Basic Maintenance Amount, as the case may be, immediately prior to the opening of business on such Cure Date or (ii) if such Asset Coverage or an Adjusted Value of its Rating Agency Eligible Assets equal to or greater than the Basic Maintenance Amount, as the case may be, cannot be so restored, all of the Outstanding Series A Preferred Shares, in each case at a price equal to the Liquidation Preference per share plus accumulated but unpaid dividends and distributions (whether or not earned or declared by the Trust) through the date of redemption (the “Redemption Price”). In the event that Preferred Shares are redeemed pursuant to paragraphs 6(b) or 6(c) of Part II hereof, the Trust may, but is not required to, redeem an additional number of Series A Preferred Shares pursuant to this paragraph 4(a) which, when aggregated with other Preferred Shares redeemed by the Trust, permits the Trust to have with respect to the Preferred Shares (including the Series A Preferred Shares) remaining Outstanding after such redemption (i) Asset Coverage of as much as 210% and (ii) Rating Agency Eligible Assets with Adjusted Value of as great as 110% of the Basic Maintenance Amount. In the event that all of the Series A Preferred Shares then Outstanding are required to be redeemed pursuant to paragraph 6 of Part II hereof, the Trust shall redeem such shares at the Redemption Price and proceed to do so as set forth in paragraph 4(c) hereof.

(b) Optional Redemptions.

Prior to May 10, 2021 the Series A Preferred Shares are not subject to optional redemption by the Trust unless such redemption is necessary, in the judgment of the Board of Trustees, to maintain the Trust’s status as a regulated investment company under Subchapter M of the Code. Commencing on May 10, 2021 and thereafter, and prior thereto to the extent necessary to maintain the Trust’s status as a regulated investment company under Subchapter M of the Code, to the extent permitted by the 1940 Act and Delaware law, the Trust may at any time upon Notice of Redemption redeem the Series A Preferred Shares in whole or in part at the Redemption Price per share, which notice shall specify a redemption date of not fewer than 15 days nor more than 40 days after the date of such notice.

(c) Procedures for Redemption.

(i) If the Trust shall determine or be required to redeem Series A Preferred Shares pursuant to this paragraph 4, it shall mail a written notice of redemption (“Notice of Redemption”) with respect to such redemption by first class mail, postage prepaid, to each holder of the shares to be redeemed at such holder’s address as the same appears on the share register of the Trust on the close of business on such date as the Board of Trustees or its delegatee may determine, which date shall not be earlier than the second Business Day prior to the date upon which such Notice of Redemption is mailed to the holders of Series A Preferred Shares. Each such Notice of Redemption shall state: (A) the redemption date as established by the Board of Trustees or its delegatee; (B) the number or percentage of Series A Preferred Shares to be redeemed; (C) the CUSIP number(s) of such shares; (D) the Redemption Price (specifying the amount of accumulated dividends to be included therein); (E) the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the Board of Trustees or its delegatee shall so require and the Notice of Redemption shall so state), if any, are to be surrendered for payment in respect of such redemption; (F) that dividends and distributions on the shares to be redeemed will cease to accrue on such redemption date; (G) the provisions of this paragraph 4 under which such redemption is made; and (H) in the case of a redemption pursuant to paragraph 4(b), any conditions precedent to such redemption. If fewer than all Series A Preferred Shares held by any holder are to be redeemed, the Notice of Redemption mailed to such holder also shall specify the number or percentage of shares to be redeemed from such holder. No defect in the Notice of Redemption or the mailing thereof shall affect the validity of the redemption proceedings, except as required by applicable law.

(ii) If the Trust shall give a Notice of Redemption, then by the close of business on the Business Day preceding the redemption date specified in the Notice of Redemption (so long as any conditions precedent to such redemption have been met) or, if the Dividend-Disbursing Agent so agrees, another date not later than the redemption date, the Trust shall (A) deposit with the Dividend-Disbursing Agent Deposit Assets that shall mature (if such assets constitute debt securities or time deposits) on or prior to such redemption date having an initial combined value sufficient to effect the redemption of the Series A Preferred Shares to be redeemed and (B) give the Dividend-Disbursing Agent irrevocable instructions and authority to pay the Redemption Price to the holders of the Series A Preferred Shares called for redemption on the redemption date. The Trust may direct the Dividend-Disbursing Agent with respect to the investment of any Deposit Assets so deposited provided that the proceeds of any such investment will be available at the opening of business on such redemption date. Upon the date of such deposit (unless the Trust shall default in making payment of the Redemption Price), all rights of the holders of the Series A Preferred Shares so called for redemption shall cease and terminate except the right of the holders thereof to receive the Redemption Price thereof and such shares shall no longer be deemed Outstanding for any purpose. The Trust shall be entitled to receive, promptly after the date fixed for redemption, any cash in excess of the aggregate Redemption Price of the Series A Preferred Shares called for redemption on such date and any remaining Deposit Assets. Any assets so deposited that are unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be repaid to the Trust, after which the holders of the Series A Preferred Shares so called for redemption shall look only to the Trust for payment of the Redemption Price thereof. The Trust shall be entitled to receive, from time to time after the date fixed for redemption, any interest on the Deposit Assets so deposited.

(iii) On or after the redemption date, each holder of Series A Preferred Shares that are subject to redemption shall surrender such shares to the Trust as instructed in the Notice of Redemption and shall then be entitled to receive the cash Redemption Price, without interest.

(iv) In the case of any redemption of less than all of the Series A Preferred Shares pursuant to this Statement of Preferences, such redemption shall be made pro rata from each holder of Series A Preferred Shares in accordance with the respective number of shares held by each such holder on the record date for such redemption.

(v) Notwithstanding the other provisions of this paragraph 4, the Trust shall not redeem any Series A Preferred Shares unless all accumulated and unpaid dividends and distributions on all Outstanding Series A Preferred Shares and other Preferred Shares ranking on a parity with the Series A Preferred Shares with respect to dividends and distributions for all applicable past Dividend Periods (whether or not earned or declared by the Trust) shall have been or are contemporaneously paid or declared and Deposit Assets for the payment of such dividends and distributions shall have been deposited with the Dividend-Disbursing Agent as set forth in paragraph 2(c) of Part II hereof, provided, however, that the foregoing shall not prevent the purchase or acquisition of Outstanding Preferred Shares pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to holders of all Outstanding Series A Preferred Shares.

If the Trust shall not have funds legally available for the redemption of, or is otherwise unable to redeem, all the shares of the Series A Preferred Shares or other Preferred Shares designated to be redeemed on any redemption date, the Trust shall redeem on such redemption date the number of Series A Preferred Shares and other Preferred Shares so designated as it shall have legally available funds, or is otherwise able, to redeem ratably on the basis of the Redemption Price from each holder whose shares are to be redeemed, and the remainder of the shares of the Series A Preferred Shares and other Preferred Shares designated to be redeemed shall be redeemed on the earliest practicable date on which the Trust shall have funds legally available for the redemption of, or is otherwise able to redeem, such shares upon Notice of Redemption.

5. Voting Rights.

(a) General.

Except as otherwise provided by law or as specified in the Governing Documents or a resolution of the Board of Trustees, each holder of Series A Preferred Shares and any other Preferred Shares shall be entitled to one vote for each share held on each matter submitted to a vote of shareholders of the Trust, and the holders of Outstanding Preferred Shares, including Series A Preferred Shares, and of Outstanding Common Shares shall vote together as a single class; provided, however, that the holders of Outstanding Preferred Shares, including Series A Preferred Shares, shall be entitled, as a separate class, to the exclusion of the holders of all other securities and classes of shares of the Trust, to elect two of the Trust’s trustees. Subject to paragraph 5(b) of Part II hereof, the holders of the outstanding capital shares of the Trust, including the holders of Outstanding Common Shares and Outstanding Preferred Shares, including the Series A Preferred Shares, voting as a single class, shall elect the balance of the trustees.

(b) Right to Elect Majority of Board of Trustees.

During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a “Voting Period”), the number of trustees constituting the Board of Trustees shall be automatically increased by the smallest number that, when added to the two trustees elected exclusively by the holders of Preferred Shares pursuant to paragraph 5(a) above, would constitute a majority of the Board of Trustees as so increased by such smallest number; and the holders of Preferred Shares shall be entitled, voting separately as one class (to the exclusion of the holders of all other securities and classes of shares of the Trust), to elect such smallest number of additional trustees, together with the two trustees that such holders are in any event entitled to elect pursuant to paragraph 5(a) above. The Trust and the Board of Trustees shall take all necessary action, including amending the By-Laws, to effect an increase in the number of trustees as described in the preceding sentence. A Voting Period shall commence:

(i) if at any time accumulated dividends and distributions (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the Outstanding Series A Preferred Shares equal to at least two full years’ dividends and distributions shall be due and unpaid and sufficient Deposit Assets shall not have been deposited with the Dividend-Disbursing Agent for the payment of such accumulated dividends and distributions; or

(ii) if at any time holders of any other Preferred Shares are entitled to elect a majority of the Trustees of the Trust under the 1940 Act or Statement of Preferences creating such shares.

Upon the termination of a Voting Period, the voting rights described in this paragraph 5(b) shall cease, subject always, however, to the reverting of such voting rights in the holders of Preferred Shares upon the further occurrence of any of the events described in this paragraph 5(b).

(c) Voting Procedures.

(i) As soon as practicable after the accrual of any right of the holders of Preferred Shares to elect additional trustees as described in paragraph 5(b) above, the Trust shall call a special meeting of such holders and shall mail a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 20 days after the date of mailing of such notice. If the Trust fails to send such notice or if the Trust does not call such a special meeting, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the day on which such notice is mailed or such other date as the Board of Trustees shall determine. At any such special meeting and at each meeting held during a Voting Period, such holders of Preferred Shares, voting together as a class (to the exclusion of the holders of all other securities and classes of capital shares of the Trust), shall be entitled to elect the number of trustees prescribed in paragraph 5(b) above on a one-vote-per-share basis. At any such meeting or adjournment thereof in the absence of a quorum, a majority of such holders present in person or by proxy shall have the power to adjourn the meeting without notice, other than by an announcement at the meeting, to a date not more than 120 days after the original record date.

(ii) For purposes of determining any rights of the holders of Series A Preferred Shares to vote on any matter or the number of shares required to constitute a quorum, whether such right is created by this Statement of Preferences, by the other provisions of the Governing Documents, by statute or otherwise, a Series A Preferred Share which is not Outstanding shall not be counted.

(iii) The terms of office of all persons who are trustees of the Trust at the time of a special meeting of holders of Preferred Shares, including Series A Preferred Shares, to elect trustees, shall continue following such meeting, notwithstanding the election at such meeting by such holders of the number of trustees that they are entitled to elect, and the persons so elected by such holders, together with the two incumbent trustees elected by the holders of Preferred Shares, including Series A Preferred Shares, and the remaining incumbent trustees elected by the holders of the Common Shares and Preferred Shares, shall constitute the duly elected trustees of the Trust.

(iv) Upon the expiration of a Voting Period, the terms of office of the additional trustees elected by the holders of Preferred Shares pursuant to paragraph 5(b) above shall expire at the earliest time permitted by law and the remaining trustees shall constitute the trustees of the Trust and the voting rights of such holders of Preferred Shares, including Series A Preferred Shares, to elect additional trustees pursuant to paragraph 5(b) above shall cease, subject to the provisions of the last sentence of paragraph 5(b). Upon the expiration of the terms of the trustees elected by the holders of Preferred Shares pursuant to paragraph 5(b) above, the number of trustees shall be automatically reduced to the number and composition of trustees on the Board immediately preceding such Voting Period.

(d) Exclusive Remedy.

Unless otherwise required by law, the holders of Series A Preferred Shares shall not have any rights or preferences other than those specifically set forth herein. The holders of Series A Preferred Shares shall have no preemptive rights or rights to cumulative voting. In the event that the Trust fails to pay any dividends and distributions on the Series A Preferred Shares, the exclusive remedy of the holders shall be the right to vote for trustees pursuant to the provisions of this paragraph 5.

(e) Notification to a Rating Agency.

In the event a vote of holders of Series A Preferred Shares is required pursuant to the provisions of Section 13(a) of the 1940 Act, if the Series A Preferred Shares are then rated by the Rating Agency or an Other Rating Agency at the Trust’s request, the Trust shall, not later than ten Business Days prior to the date on which such vote is to be taken, notify the Rating Agency and Other Rating Agency, as applicable, that such vote is to be taken and the nature of the action with respect to which such vote is to be taken and, not later than ten Business Days after the date on which such vote is taken, notify the Rating Agency and Other Rating Agency, as applicable, of the result of such vote.

6. Coverage Tests.

(a) Determination of Compliance.

For so long as any Series A Preferred Shares are Outstanding, the Trust shall make the following determinations:

(i) Asset Coverage. The Trust shall have Asset Coverage as of the last Business Day of each March, June, September and December of each year in which any Series A Preferred Share is Outstanding.

(ii) Basic Maintenance Amount Requirement.

(A) If any Series A Preferred Shares are Outstanding and are rated by the Rating Agency or an Other Rating Agency at the Trust’s request, the Trust shall maintain, on each Valuation Date, Rating Agency Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount, each as of such Valuation Date. Upon any failure to maintain Rating Agency Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount, the Trust shall use all commercially reasonable efforts to retain Rating Agency Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount on or prior to the Basic Maintenance Amount Cure Date, by altering the composition of its portfolio or otherwise.

(B) The Administrator shall prepare a Basic Maintenance Report relating to each Valuation Date. On or before 5:00 P.M., New York City time, on the tenth Business Day after the first Valuation Date following the Date of Original Issue of the Series A Preferred Shares and thereafter each (1) Annual Valuation Date, (2) Valuation Date on which the Trust fails to satisfy the requirements of paragraph 6(a)(ii)(A) above, (3) Basic Maintenance Amount Cure Date following a Valuation Date on which the Trust fails to satisfy the requirements of paragraph 6(a)(ii)(A) above and (4) Valuation Date and any immediately succeeding Business Day on which the Adjusted Value of the Trust’s Rating Agency Eligible Assets exceeds the Basic Maintenance Amount by 5% or less, the Trust shall complete and deliver to the Rating Agency or

Other Rating Agency, as applicable, a Basic Maintenance Report, which will be deemed to have been delivered to the Rating Agency or Other Rating Agency, as applicable, if the Rating Agency or Other Rating Agency, as applicable, receives a copy or telecopy, telex or other electronic transcription or transmission of the Basic Maintenance Report and on the same day the Trust mails to the Rating Agency or Other Rating Agency, as applicable, for delivery on the next Business Day the Basic Maintenance Report. A failure by the Trust to deliver a Basic Maintenance Report under this paragraph 6(a)(ii)(B) shall be deemed to be delivery of a Basic Maintenance Report indicating an Adjusted Value of the Trust’s Rating Agency Eligible Assets less than the Basic Maintenance Amount, as of the relevant Valuation Date.

(C) In the event the Adjusted Value of the Trust’s Rating Agency Eligible Assets shown in any Basic Maintenance Report prepared pursuant to paragraph 6(a)(ii)(B) above is less than the applicable Basic Maintenance Amount, the Trust shall have until the Basic Maintenance Amount Cure Date to achieve an Adjusted Value of the Trust’s Rating Agency Eligible Assets at least equal to the Basic Maintenance Amount, and upon such achievement (and not later than such Basic Maintenance Amount Cure Date) the Trust shall inform the Rating Agency or Other Rating Agency, as applicable, of such achievement in writing by delivery of a revised Basic Maintenance Report showing an Adjusted Value of the Trust’s Rating Agency Eligible Assets at least equal to the Basic Maintenance Amount as of the date of such revised Basic Maintenance Report.

(D) On or before 5:00 P.M., New York City time, on no later than the tenth Business Day after the next Valuation Date following each date on which the Trust has repurchased more than 1% of its Common Shares since the most recent date of delivery of a Basic Maintenance Report, the Trust shall complete and deliver to the Rating Agency or Other Rating Agency, as applicable, a Basic Maintenance Report. A Basic Maintenance Report delivered as provided in paragraph 6(a)(ii)(B) above also shall be deemed to have been delivered pursuant to this paragraph 6(a)(ii)(D).

(b) Failure to Meet Asset Coverage.

If the Trust fails to have Asset Coverage as provided in paragraph 6(a)(i) hereof and such failure is not cured as of the Series A Asset Coverage Cure Date, (i) the Trust shall give a Notice of Redemption as described in paragraph 4 of Part II hereof with respect to the redemption of a sufficient number of Preferred Shares, which at the Trust’s determination (to the extent permitted by the 1940 Act and Delaware law) may include any proportion of Series A Preferred Shares, to enable it to meet the requirements of paragraph 6(a)(i) above, and, at the Trust’s discretion, such additional number of Series A Preferred Shares or other Preferred Shares in order that the Trust shall have Asset Coverage with respect to the Series A Preferred Shares and any other Preferred Shares remaining Outstanding after such redemption as great as 210%, and (ii) deposit with the Dividend-Disbursing Agent Deposit Assets having an initial combined value sufficient to effect the redemption of the Series A Preferred Shares or other Preferred Shares to be redeemed, as contemplated by paragraph 4 of Part II hereof.

(c) Failure to Maintain Rating Agency Eligible Assets having an Adjusted Value at Least Equal to the Basic Maintenance Amount.

If the Trust fails to have Rating Agency Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount as provided in paragraph 6(a)(ii)(A) above and such failure is not cured, the Trust shall, on or prior to the Basic Maintenance Amount Cure Date, (i) give a Notice of Redemption as described in paragraph 4 of Part II hereof with respect to the redemption of a sufficient number of Series A Preferred Shares or other Preferred Shares to enable it to meet the requirements of paragraph 6(a)(ii)(A) above, and, at the Trust’s discretion, such additional number of Series A Preferred Shares or other Preferred Shares in order that the Trust have Adjusted Assets with respect to the remaining Series A

Preferred Shares and any other Preferred Shares remaining Outstanding after such redemption as great as 110% of the Basic Maintenance Amount, and (ii) deposit with the Dividend-Disbursing Agent Deposit Assets having an initial combined value sufficient to effect the redemption of the Series A Preferred Shares or other Preferred Shares to be redeemed, as contemplated by paragraph 4 of Part II hereof.

(d) Status of Shares Called for Redemption.

For purposes of determining whether the requirements of paragraphs 6(a)(i) and 6(a)(ii)(A) hereof are satisfied, (i) no Series A Preferred Shares shall be deemed to be Outstanding for purposes of any computation if, prior to or concurrently with such determination, sufficient Deposit Assets to pay the full Redemption Price for such share shall have been deposited in trust with the Dividend-Disbursing Agent (or applicable paying agent) and the requisite Notice of Redemption shall have been given, and (ii) such Deposit Assets deposited with the Dividend-Disbursing Agent (or paying agent) shall not be included.

7. Certain Other Restrictions.

(a) If the Series A Preferred Shares are rated by the Rating Agency or an Other Rating Agency at the request of the Trust, the Trust will not, and will cause the Adviser not to, (i) knowingly and willfully purchase or sell any asset for the specific purpose of causing, and with the actual knowledge that the effect of such purchase or sale will be to cause, the Trust to have Rating Agency Eligible Assets having an Adjusted Value as of the date of such purchase or sale to be less than the Basic Maintenance Amount as of such date, (ii) in the event that, as of the immediately preceding Valuation Date, the Adjusted Value of the Trust’s Rating Agency Eligible Assets exceeded the Basic Maintenance Amount by 5% or less, alter the composition of the Trust’s assets in a manner reasonably expected to reduce the Adjusted Value of the Trust’s Rating Agency Eligible Assets, unless the Trust shall have confirmed that, after giving effect to such alteration, the Adjusted Value of the Trust’s Rating Agency Eligible Assets exceeded the Basic Maintenance Amount or (iii) declare or pay any dividend or other distribution on any Common Shares or repurchase any Common Shares, unless the Trust shall have confirmed that, after giving effect to such dividend, other distribution or repurchase, the Trust continued to satisfy the requirements of paragraph 6(a)(ii)(A) of Part II hereof.

(b) If the Series A Preferred Shares is rated by the Rating Agency or an Other Rating Agency at the request of the Trust, unless the Trust shall have received written confirmation from the Rating Agency and Other Rating Agency, as applicable, the Trust may engage in the lending of its portfolio securities only in an amount of up to 20% of the Trust’s total assets, provided that the Trust receives cash collateral for such loaned securities which is maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities and, if invested, is invested only in Short-Term Money Market Instruments or in money market mutual funds meeting the requirements of Rule 2a-7 under the 1940 Act that maintain a constant $1.00 per share net asset value and treat the loaned securities rather than the collateral as the assets of the Trust for purposes of determining compliance with paragraph 6 of Part II hereof.

(c) If the Series A Preferred Shares are rated by the Rating Agency or an Other Rating Agency at the request of the Trust, the Trust shall not consolidate the Trust with, merge the Trust into, sell or otherwise transfer all or substantially all of the Trust’s assets to another Person or adopt a plan of liquidation of the Trust, in each case without providing prior written notification to the Rating Agency and Other Rating Agency, as applicable.

8. Limitation on Incurrence of Additional Indebtedness and Issuance of Additional Preferred Shares

(a) So long as any Series A Preferred Shares are Outstanding and the Trust is permitted to issue indebtedness under its fundamental investment restrictions, the Trust may issue and sell one or more series of a class of senior securities of the Trust representing indebtedness under Section 18 of the 1940 Act and/or otherwise create or incur indebtedness, provided that, immediately after giving effect to the incurrence of such indebtedness and to its receipt and application of the proceeds thereof, the Trust shall have an “asset coverage” for all senior securities representing indebtedness, as defined in Section 18(h) of the 1940 Act, of at least 300% of the amount of all indebtedness of the Trust then Outstanding and no such additional indebtedness shall have any preference or priority over any other indebtedness of the Trust upon the distribution of the assets of the Trust or in respect of the payment of interest. Any possible liability resulting from lending and/or borrowing portfolio securities, entering into reverse repurchase agreements, entering into futures contracts and writing options or the use of any other financial instrument that may have the effect of creating leverage but is not considered a senior security representing indebtedness under the 1940 Act, to the extent such transactions are made in accordance with the investment restrictions of the Trust then in effect, shall not be considered to be indebtedness limited by this paragraph 8(a).

(b) So long as any Series A Preferred Shares are Outstanding, the Trust may issue and sell shares of one or more other series of Preferred Shares constituting a series of a class of senior securities of the Trust representing stock under Section 18 of the 1940 Act in addition to the Series A Preferred Shares or other Preferred Shares Outstanding, provided that (i) the Trust shall, immediately after giving effect to the issuance of such additional Preferred Shares and to its receipt and application of the proceeds thereof, including, without limitation, to the redemption of Preferred Shares for which a Redemption Notice has been mailed prior to such issuance, have an “asset coverage” for all senior securities which are stock, as defined in Section 18(h) of the 1940 Act, of at least 200% of the sum of the Liquidation Preference of the Series A Preferred Shares and all other Preferred Shares then Outstanding, and (ii) no such additional Preferred Shares shall have any preference or priority over any other Preferred Shares upon liquidation or the distribution of the assets of the Trust or in respect of the payment of dividends.

PART III

ABILITY OF BOARD OF TRUSTEES TO MODIFY THIS

STATEMENT OF PREFERENCES

1. Modification to Prevent Ratings Reduction or Withdrawal.

The Board of Trustees, without the vote or consent of any holders of Series A Preferred Shares or the holders of any other Preferred Shares of the Trust, or any other shareholder of the Trust, may from time to time amend, alter or repeal the provisions of paragraph 7 of Part II of this Statement of Preferences, as well as any or all of the related definitions contained within this Statement of Preferences (and any terms defined within, or related to, such definitions), add covenants and other obligations of the Trust, or confirm the applicability of covenants and other obligations set forth herein, all in connection with obtaining or maintaining the rating of the Rating Agency or any Other Rating Agency then rating the Series A Preferred Shares, and any such amendment, alteration or repeal will be deemed not to affect the preferences, rights or powers of the holders of Series A Preferred Shares or the holders of any other Preferred Shares expressly set forth in the Declaration of Trust, provided that the Board of Trustees shall have obtained written confirmation from the Rating Agency or any Other Rating Agency then rating the Series A Preferred Shares (with such confirmation in no event being required to be obtained from the Rating Agency or a particular Other Rating Agency with respect to definitions or other provisions relevant only to and adopted in connection with a separate Other Rating Agency’s rating of the Series A Preferred Shares) that any such amendment, alteration or repeal would not adversely affect the rating then assigned by the Rating Agency or such Other Rating Agency.

2. Other Modification.

(a) The affirmative vote of the holders of a majority, as defined in the 1940 Act, of Series A Preferred Shares (or of any other series of Preferred Shares), voting separately from any other series of Preferred Shares (to the extent its rights are affected differently), shall be required with respect to any matter that materially and adversely affects the rights, preferences or powers of that series in a manner different from that of other series or classes of the Trust’s shares. For purposes of the foregoing, no matter shall be deemed to adversely affect any rights, preferences or powers unless such matter (i) adversely alters or abolishes any right or preference of such series; (ii) creates, adversely alters or abolishes any right in respect of redemption of such series; or (iii) creates or adversely alters (other than to abolish) any restriction on transfer applicable to such series. An increase in the number of authorized Preferred Shares pursuant to the Declaration of Trust or the issuance of additional shares of any series of Preferred Shares (including the Series A Preferred Shares) pursuant to the Declaration of Trust shall not in and of itself be considered to adversely affect the contract rights of the holders of Preferred Shares. The vote of holders of any series described in this paragraph 2(a) of Part III will in each case be in addition to a separate vote of the requisite percentage of Common Shares and Preferred Shares, if any, necessary to authorize the action in question. The holders of the Series A Preferred Shares shall not be entitled to vote on any matter that affects the rights or interests of only one or more series of Preferred Shares other than the Series A Preferred Shares.

(b) The affirmative vote of the holders of a majority, as defined in the 1940 Act, of the Preferred Shares, voting separately as one class (including the Series A Preferred Shares), shall be required to amend, alter or repeal the provisions of the Governing Documents, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would affect adversely the rights, preferences or powers expressly set forth in any Statement of Preferences for the Preferred Shares, including the Series A Preferred Shares, unless, in each case, the Trust obtains written confirmation from the Rating Agency and any Other Rating Agency then rating the Series A Preferred Shares that such amendment, alteration or repeal would not impair the rating then assigned by the Rating Agency and such Other Rating Agency to the Series A Preferred Shares, in which case the vote or consent of the holders of the Series A Preferred Shares is not required. For purposes of the foregoing, no matter shall be deemed to adversely affect any rights, preferences or powers unless such matter (i) adversely alters or abolishes any right or preference of the Series A Preferred Shares; (ii) creates, adversely alters or abolishes any right in respect of redemption of the Series A Preferred Shares; or (iii) creates or adversely alters (other than to abolish) any restriction on transfer applicable to the Series A Preferred Shares. An increase in the number of authorized Preferred Shares pursuant to the Declaration of Trust or the issuance of additional shares of any series of Preferred Shares (including the Series A Preferred Shares) pursuant to the Declaration of Trust shall not in and of itself be considered to adversely affect the rights, preferences or powers of the Series A Preferred Shares. The vote of holders of any Series A Preferred Shares described in this paragraph 2(b) of Part III will in each case be in addition to a separate vote of the requisite percentage, if any, of Common Shares and Preferred Shares necessary to authorize the action in question.

(c) Notwithstanding the provisions of this Part III, to the extent permitted by law, the Board of Trustees or its delegatee, without the vote of the holders of the Series A Preferred Shares or any other capital shares of the Trust, may amend the provisions of this Statement of Preferences to resolve any inconsistency or ambiguity or to remedy any formal defect so long as the amendment does not in the aggregate adversely affect the rights and preferences of the Series A Preferred Shares.

(d) Unless a higher percentage is required under the Governing Documents or applicable provisions of Delaware law or the 1940 Act, the affirmative vote of the holders of a majority, as defined in the 1940 Act, of the shares of Outstanding Preferred Shares, including the Series A Preferred Shares, voting together as a single class, will be required to approve any plan of reorganization adversely affecting the

Preferred Shares or any action requiring a vote of security holders under Section 13(a) of the 1940 Act. The vote of holders of any series described in this paragraph 2(d) of Part III will in each case be in addition to a separate vote of the requisite percentage of Common Shares and Preferred Shares, if any, necessary to authorize the action in question.

(e) For purposes of this Part III, the phrase “vote of the Holders of a majority of the Outstanding Preferred Shares” (or any like phrase) shall mean, in accordance with Section 2(a)(42) of the 1940 Act, the vote, at the annual or a special meeting of the shareholders of the Trust duly called (A) of 67 percent or more of the Preferred Shares present at such meeting, if the Holders of more than 50 percent of the Outstanding Preferred Shares are present or represented by proxy; or (B) of more than 50 percent of the Outstanding Preferred Shares, whichever is less.

(f) The provisions of this Part III are subject to the provisions of paragraph 7 of Part II of this Statement of Preferences.

3. Notice.

In the event of any modification of this Statement of Preferences pursuant to paragraph 2 of this Part III, the Trust shall provide notice of such modification to the Rating Agencies 10 Business Days prior to the date such modification takes effect.

4. No Modification of Other Series of Preferred Shares.

Nothing contained in this Statement of Preferences creating the Series A Preferred Shares shall be understood to modify the rights, obligations or privileges of any other series of the Trust’s Preferred Shares Outstanding. To the extent permitted by law, the Board of Trustees, without the vote of the holders of the Series A Preferred Shares or any other shares of the Trust, may amend the provisions of this Statement of Preferences to resolve any inconsistency or ambiguity or to remedy any formal defect so as to negate the effect of any such modification of the rights, obligations or privileges of any other series of the Trust’s Preferred Shares Outstanding, so long as the amendment does not in the aggregate adversely affect the rights and preferences of the Series A Preferred Shares.

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IN WITNESS WHEREOF, The Gabelli Global Small and Mid Cap Value Trust has caused this Statement of Preferences to be signed in its name and on its behalf by a duly authorized officer, who acknowledges said instrument to be the statutory trust act of the Trust, and states that, to the best of such officer’s knowledge, information and belief under penalty of perjury, the matters and facts herein set forth with respect to approval are true in all material respects, as of May 5, 2016.

By:	/s/ Andrea R. Mango
	Name:	Andrea R. Mango
	Title:	Secretary and Vice President

[Statement of Preferences Signature Page]